UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 17, 2005

PROXIM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30993	52-2198231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 Stewart Drive

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 731-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 17, 2005, Proxim Corporation (“Proxim”) entered into a letter agreement (the “Letter Agreement”) with Symbol Technologies, Inc. (“Symbol”) providing for the limited waiver of certain provisions of the Settlement Agreement, dated as of September 13, 2004 between Proxim, Proxim Wireless Networks, Inc., a Delaware corporation and wholly owned subsidiary of Proxim f/k/a Proxim, Inc., and Symbol (the “Settlement Agreement”).

Pursuant to the terms of the Letter Agreement, Symbol waived the consequences of Proxim’s failure to timely make the lump sum payment due to Symbol March 31, 2005 (the “March 2005 Payment”) pursuant to the terms of the Settlement Agreement and extended until May 31, 2005 the date by which Proxim must make the March 2005 Payment.

Also pursuant to the terms of the Settlement Agreement, Proxim acknowledged that the royalty rate payable to Symbol on Proxim’s sales of products of licensed products properly increased from two percent (2%) to five percent (5%), effective May 16, 2005 and pursuant to the terms of the Patent Cross License Agreement, dated as of September 13, 2004, between Proxim and Symbol, as a result of Proxim’s failure to make the March 2005 Payment as of such date.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits.

Exhibit No.	Description

10.69	Settlement Agreement, dated September 13, 2004, between Proxim Corporation and Symbol Technologies, Inc. (filed as an exhibit to Proxim’s Current Report on Form 8-K filed September 16, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM CORPORATION

	By:	/s/ Michael D. Angel
Michael D. Angel
Executive Vice President and Chief Financial Officer

Date: May 23, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.69	Settlement Agreement, dated September 13, 2004, between Proxim Corporation and Symbol Technologies, Inc. (filed as an exhibit to Proxim’s Current Report on Form 8-K filed September 16, 2004).